UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
>SECURITIES EXCHANGE ACT OF 1934

STRATABASE INC.
(Exact name of registrant as specified in its charter)

Canada (State of incorporation or organization)	None (I.R.S. Employer Identification No.)

34595 3rd Avenue, Suite 101
Abbotsford, BC, Canada V2S.8B7
(604) 504-5811
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class: None

Name of each exchange on which to be so registered each class is to be registered: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. _

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. _X_

Securities Act registration statement file number to which this form relates: File No. 333-104670 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares, no par value (Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

The following description of our authorized capital does not purport to be complete and is subject to and qualified in its entirety by our Articles of Continuance, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of the Canada Business Corporations Act.

We are authorized to issue an unlimited number of Common Shares, no par value (“Common Shares”), of which 9,914,972 shares are issued and outstanding. Our Articles of Continuance authorizes an unlimited number of preferred shares, no par value, none of which are outstanding.

Common Shares

Subject to the rights of holders of preferred shares in the future, if any, holders of our Common Shares are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to our Common Shares. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our preferred shares, if any, our assets will be divided pro rata on a per share basis among the holders of our Common Shares. The Common Shares are not subject to any liability for further assessments. There are no conversions or redemption privileges nor any sinking fund provisions with respect to the Common Shares and the Common Shares are not subject to call. The holders of Common Shares do not have any pre-emptive or other subscription rights.

Holders of the Common Shares are entitled to cast one vote for each share held at all shareholders’ meetings for all purposes, including the election of directors. The Common Shares do not have cumulative voting rights.

Preferred Shares

The preferred shares are not included in this registration statement. None of our preferred shares are currently outstanding. Our Board of Directors has the authority, without further action by the holders of the outstanding Common Shares, to issue preferred shares from time to time in one or more series, to fix the number of shares constituting any series, and to fix the terms of any such series, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference or such series.

Item 2. Exhibits.

3.1	Articles of Continuance - Articles and By-Laws of the Registrant (a)
4.1	Specimen common stock certificate

(a)     Previously filed with the Registrant’s Registration Statement on Form S-4, file number 333-104670, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Stratabase Inc.

/S/ TREVOR NEWTON
By TREVOR NEWTON
PRESIDENT, CHAIRMAN, CHIEF EXECUTIVE
OFFICER AND SECRETARY